Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
PROGRESS SOFTWARE APPOINTS CHARLES F. WAGNER AS CHIEF
FINANCIAL OFFICER (CFO)
BEDFORD, Mass., November 15, 2010—Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today the appointment of Charles “Charlie” F. Wagner as executive vice president, Finance & Administration and chief financial officer (CFO), reporting to Richard D. Reidy, president and chief executive officer.
Richard D. Reidy said: “We are delighted with the appointment of Charlie Wagner after a search process that considered a very strong field of candidates. Charlie has broad experience and a proven track record of growing businesses and managing complex capital structures in global, technology-driven companies. He also has a depth of financial and operational experience that will be invaluable in helping us achieve our strategic business objectives. During his tenure as CFO, Millipore Corporation achieved above-median growth in revenues and EPS and Charlie guided Millipore through a historically turbulent and difficult global economic environment. Charlie will strengthen our management team with his financial and strategic acumen.”
In mid-April 2010, the company reported the planned retirement of Norman “Bud” R. Robertson as chief financial officer this year. Charlie Wagner begins as chief financial officer at Progress Software on November 15, 2010.
Reidy continued: “Bud Robertson will remain on board full-time in an advisory role through the end of the year and then continue on a part-time basis until May 2011 to facilitate a smooth transition. Bud has been an outstanding CFO and has overseen our financial and administrative functions during a period of strong revenue and earnings growth and steady financial performance. All of us at Progress Software thank Bud for his outstanding 15 years of work and wish him well in his retirement.”
Prior to joining Progress Software, Charlie Wagner served as corporate vice president and chief financial officer of Millipore Corporation from August 2007 to July 2010, when the company was acquired by Merck KGaA. He was responsible for Millipore’s global accounting, finance and information technology functions, as well as the company’s strategy and corporate development activities. Before becoming CFO, he served as corporate vice president, Strategy and Corporate Development with responsibility for Millipore’s corporate strategy, acquisition and alliance activities, investor relations, and corporate communications. Before joining Millipore, Charles Wagner was a manager at Bain & Company, Inc. He started his career at Coopers and Lybrand LLP. He earned an MBA in Business Administration (Harvard University, Graduate School of Business Administration) and holds a BSc in Accounting, summa cum laude (Boston College, Wallace E. Carroll School of Management).

Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
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